Exhibit 10.3

THE CITIZENS BANK OF LOGAN
MANAGEMENT EMPLOYMENT AGREEMENT

This is an Agreement by and between The Citizens Bank of Loan, and Ohio corporation with its principal place of business located at 188 West Main Street, P.O. Box 591, Logan, Ohio 43138 (“the Citizens Bank”) and John Demmler, and individual with a mailing address at 13476 St Rt 664 South, Logan, Ohio 43138 (“Employee”).

Background

Citizens Bank and Employee desire to enter into a written employment agreement specifying the terms, duties, benefits and restrictions of Employee’s employment with Citizens Bank.

The Parties Agree as Follows:

§1.          Term of Employment.

Citizens Bank hereby employs Employee and Employee hereby accepts employment with Citizens Bank, effective on the date this Agreement is signed by both parties, and if on separate dates, the later of those dates. (“Effective Date”). Employee’s employment shall continue unless terminated in accordance with the provisions of Section 4 (“Termination”) below.

§2.          Compensation.

A.           Salary. In consideration of the services to be rendered by Employee during the term of his employment, Citizens Bank shall pay Employee annual compensation of One hundred thirty thousand dollars ($130,000.00), which shall be payable in equal bi-weekly installments, or otherwise in accordance with the standard payroll practices of Citizens Bank (“Salary”). Such Salary shall be subject to review and modification by Citizens Bank, in Citizens Bank’s sole discretion, during the term of this Agreement. Notwithstanding anything to the contrary in this Agreement, any decrement in Employee’s compensation shall be considered an adverse action against the employee and shall result in the right of the Employee to elect to terminate this Agreement within thirty days of the adverse action and the Employee shall be entitled to receive a severance payment in an amount equal to six (6) months compensation for the period following the date of termination in accordance with the standard payroll policies of Citizens Bank.

B.           Signing Bonus. Upon execution of this Agreement by both parties, Citizens Bank shall pay to Employee the gross sum of Seven Thousand Dollars ($7,000.00) as a signing bonus, less any and all applicable withholdings (“Signing Bonus”). Employee agrees that should he resign from his employment with Citizens Bank within 365 calendar days of the Effective Date of this Agreement, or if Citizens Bank terminates the Employee’s employment with Cause (as defined below) within 365 calendar days of the Effective Date of this Agreement, then the Employee shall return to Citizens Bank a prorated amount of the Signing Bonus paid to him, and if the Employee is required to return the Signing Bonus as set forth herein, he shall do so no later than seven business days after his last day of employment with Citizens bank.

C.           Additional Benefits. During his employment with Citizens Bank, Employee shall be entitled to the rights, benefits and privileges including health insurance, disability insurance, vacation, sick leave, retirement savings plan, and such other fringe benefits that Citizens Bank may from time to time provide to its employees. During the initial three weeks of employment, the Employee shall be provided flexible working hours to allow for an appropriate and fair transition from his previous employer, Ohio University. It is acknowledged that Employee may be required to be absent from work at Citizens Bank for several days during this initial transition. Citizens Bank agrees that these days shall not be deducted from Employee’s allotted days of paid time off as part of the benefits provided by Citizens Bank.

§3.     Duties and Responsibilities.

Employee agrees to serve on a full-time basis in such managerial capacities, perform such managerial duties, and assume such managerial responsibilities as may from time to time reasonably be assigned to him by the President of Citizens Bank or as may be required of Employee’s position. The Employee shall hold the officer title of Senior Vice President and Chief Risk Administration and Lending Officer.

The Employee shall devote sufficient time, attention and energy to the business of Citizens Bank to fully perform his duties, and shall use his best efforts, skills and diligence in the conduct of the employment. The Employee shall devote his entire time, attention and effort to the business of Citizens Bank, and shall not during the term of this Agreement be engaged in any other business activity which is the same or substantially similar to that of Citizens Bank, whether or not such activity is pursued for gain, profit, or other pecuniary advantage. Citizens Bank acknowledges that the Employee is a university professor and independent consultant and may from time-to-time, outside of regular business hours of Citizens Bank, engage in teaching and consulting work related to curriculum design and education. Notwithstanding anything to the contrary in this Agreement, any intellectual property or work product resulting from Employee’s involvement in teaching and educational consulting shall remain the exclusive property of the Employee.

§4.     Termination.

This Agreement shall terminate in the event of Employee’s death, resignation, or in the event the Employee suffers a disability that results in Employee’s inability to perform substantially all of the essential functions of his job for a period of ninety (90) consecutive days and/or for a total of one-hundred and twenty days (120) within any period of three-hundred and sixty-five (365) days. This Agreement also may be terminated by Citizens Bank or the Employee with or without cause upon 60 days notice, subject to the provisions set forth below. This Agreement may be terminated immediately by Citizens Bank of Cause in the event Employee:

A.    Violates a material term of this Agreement or any other material contractual obligation owed to Citizens Bank;

B.    Fails to perform his duties under this Agreement in a manner deemed acceptable by Citizens Bank, acting in good faith, after thirty (30) days written notice and opportunity to cure has been provided to Employee;

C.   Undertakes actions contrary to the best interest of Citizens Bank, as determined by Citizens Bank, acting in good faith;

D.   Commits fraud against Citizens Bank, or commits an ethical violation, which adversely affects Citizens Bank or his ability to perform his duties;

E.    Is charged, indicted, or convicted of a violation of state or federal law, other than minor traffic violations; or

F.    Is negligent in the performance of his duties as an Employee.

Upon any such termination, Citizens Bank shall pay to Employee or his estate all Salary and other compensation accrued but unpaid as of the date of such termination; provided, however, that if Citizens Bank elects to terminate Employee’s employment without cause, Employee shall be entitled to receive a severance payment in an amount equal to six (6) months period following the date of termination in accordance with the standard payroll policies of Citizens Bank

§5.     Severance Upon Termination Or Resignation Following A Material Change in Ownership.

If Employee resigns or is terminated within six (6) months of a material change in ownership of Citizen Bank, as defined below, Citizens Bank shall pay to Employee in a lump sum within 30 days after the Date of Termination the following amounts:

A.    To the extent not theretofore paid, Employee’s base salary through the Date of Termination at the rate in effect on the date the Notice of termination was given along with any earned but unpaid bonuses; and,

B.    A payment equal to two years of Employee’s then current Salary.

For purposes of this Agreement, a material change in ownership shall be deemed to have occurred only if:

(a)     Any person or group (as such terms are used in Sections 13 (d) (3) and 14 (d) (2) of the Securities Exchange Act of 1934, as amended) The “Exchange Act” acquires the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of Citizens Bank’s then outstanding voting securities entitled to vote generally in the election of directors of the Corporation; provided, however, that the following acquisitions shall not constitute a material change in control: (i) any acquisition directly from Citizens Bank (excluding an acquisitions by virtue of the exercise of a conversion privilege), (ii) any acquisition by Citizens Bank or any subsidiary of Citizens Bank, or (iii) any acquisition by any employee benefit plan (or related trust) for employees or any subsidiary of Citizens Bank; or

(b)     Individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the “Board” generally, and as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Citizens Bank’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Citizens Bank, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such individual were a member of the Incumbent Board; or

(c)     Approval by Citizens Bank of a reorganization, merger, combination, or consolidation, in each case, unless, following such reorganization, merger, combination or consolidate, (i) more than 50% of, respectively, the then outstanding shares of common stock of Citizens Bank or other entity resulting from such reorganization, merger, combination or consolidation and the aggregate voting power of the then outstanding voting securities of the resulting corporation or other entity entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock and outstanding voting securities of Citizens Bank immediately prior to such reorganization, merger, combination or consolidate, in substantially the same proportion as their ownership immediately prior to such reorganization, merger, combination, or consolidate, and (ii) at least a majority of the members of the board of directors of Citizens Bank or other entity resulting from such reorganization, merger, combination or consolidate were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, combination or consolidate.

§6.     Confidentiality Restrictions On Employee.

A.     Confidential Information. The Employee recognizes that customer and client lists; systems and methods of operation, lending, and marketing; business plans and forms; financial information; training materials; agreements; employee records; policies and lending schedules; vendor/supplier lists and purchase information; and plans, processes, designs, developments, techniques, improvements, procedures, specifications and ideas developed or utilized by Citizens Bank are essential to its future and are accordingly agreed and deemed to be Confidential Information, privileged and proprietary to Citizens Bank, and will treated confidentially by Employee. Therefore, in consideration of the Agreement and the position of trust and responsibility which the Employee assumes and which may result from time to time in the Employee’s access to such confidential information, the Employee agrees to the following covenants, terms and conditions.

B.     Nondisclosure. The Employee will not, either during his employment or thereafter, except as authorized by Citizens Bank in writing, disclose to any others, use for his own benefit, or otherwise appropriate, copy or reproduce, or make notes, of any Confidential Information, or any other knowledge or information obtained during the course of his employment with Citizens Bank

C.     Confidential Information of Others. Employee also agrees to comply with and be bound by any nondisclosure agreements by which Citizens Bank agrees or is obligated to protect confidential information for the benefit of any customer, client, or third party. The sole exception to the Agreement relates to such limited disclosure to other employees of Citizens Bank which is absolutely necessary to their performance of services for Citizens Bank.

D.     Discoveries and Improvements. The Employee will disclose promptly to Citizens Bank and does assign and agrees to assign to Citizens Bank, free from any obligation to the Employee, all of his rights, titles and/or interest in and to any and all discoveries, improvements, extension or advancements made, conceived, devised, developed or perfected by him or her during the term of his employment, whether during working hours or not.

E.      Duty Upon Termination of Employment.

(1)         Upon termination of the Employee’s employment with Citizens Bank, for whatever reason and irrespective of whether the termination is voluntary or involuntary on his part, the Employee will deliver to Citizens Bank all records, data, memoranda, software, manuals, notes and other material of any nature which are in his possession or control and which relate to Citizens Bank or its customers.

(2)         The Employee agrees to retain in the strictest confidence all Confidential Information after the termination of his employment with Citizens bank, for whatever reason and irrespective of whether said termination is voluntary or involuntary on his part.

(3)         The Employee agrees that upon termination of his employment Citizens Bank may, if it deems it advisable, serve notice by mail upon the Employee’s new employer that the Employee has been exposed to certain Confidential Information and that he has a continuing obligation under the terms of this Agreement not to disclose such information, provided only that the Employee receives a cop of such letter.

F.      Other Employees. During Employee’s employment, and for a period of one (1) year after the termination of the Employee’s employment, for any reason and whether with or without cause, Employee will not employ or seek to employ (for Employee’s own part or on behalf of or for the benefit of any other person or entity) any person who is or has been employed by Citizen’s Bank, and will not, directly or indirectly, induce any such person to leave employment with Citizens Bank unless the Employee has obtained the prior written consent of Citizens Bank.

G.     Enforcement. The covenants contained in the Agreement, including but not limited to those in Section 6, above, shall be construed as independent or any other provisions or shall be construed as independent of any other provisions or covenants, and the existence of any claim or cause of action of the Employee against Citizens Bank, whether predicated on this Agreement or otherwise, or the actions of Company with respect to enforcement of similar restrictions as to other employees, shall not constitute a defenses to the enforcement by Citizens Bank of such covenants.

The Employee acknowledges and agrees that Citizens Bank has invested great time, effort and expense in its business and reputation and that the services performed by Employee, and the information to be divulged to the Employee, are unique and extraordinary, and agrees that Citizens Bank shall be entitled, upon a breach of this Agreement, to injunctive relief against such activities, or any other remedies available to Citizens Bank at law or equity. Any specific reith5t or remedy set forth in this Agreement, legal, equitable or otherwise, shall not be exclusive but shall be cumulative upon all other rights and remedies set forth herein, or allowed or allowable by this Agreement or by law. The failure of Citizens Bank to enforce any of the provisions of this Agreement, or the provisions of any agreement with any other Employee, shall not constitute a waiver or limit any of Citizens Bank’s rights.

H.     Consideration. It is acknowledged by Employee that the compensation to be paid according to Section 2 above, and the offer of employment contained herein, represents adequate compensation and consideration in return for the various commitments made by Employee in this agreement, including but not limited to the restrictions set forth in Section 6 above.

§7.     Representations.

The Employee’s employment, subject to the continuing restrictions herein, may be terminated at any time by either party, with or without cause. Employee acknowledges and agrees that no representative of Citizens Bank, other than its President by written instrument, has any authority to enter into any agreement or to make any representations contrary to the foregoing, and no such oral agreements or representations will be relied upon by the Employee. In addition to the foregoing provisions of this Agreement, upon the Employee’s termination, the Employee shall cease all identification of the Employee with Citizens Bank and/or the business or services of Citizens Bank, and the use of Citizens Bank’s name, trademarks or trade names.

§8.     Entire Agreement.

This Agreement comprises the entire agreement between the parties relating to the subjects discussed herein and supersedes, cancels, and annuls any and all prior agreements or understandings between the parties. This Agreement may not be modified orally. This Agreement shall inure to the benefit of Citizens Bank, its successors and assigns.

§9.     Governing Law; Forum.

This Agreement has been drawn and executed and will be performed in the State of Ohio. All questions governing the construction, validity and enforcement, or otherwise, of this Agreement shall be judged and resolved in accordance with the laws of Ohio, without reference to conflict of laws and any dispute or claim relating directly or indirectly to the terms of this Agreement shall be heard by the state or federal court of competent jurisdiction over Hocking County, Ohio.

§10.   Severability.

This agreements, covenants and conditions herein contained on the part of the Employee shall be deemed severable and each agreement covenant and condition of the Employee hereunder shall be valid and enforceable even though any other agreement, covenant or condition may or may not be valid and enforceable for any reason. The existence and/or prosecution of any claim or cause of action by the Employee against Citizens Bank, whether predicated upon this Agreement or otherwise, shall not constitute a defense or a set-off to the enforcement by Citizens Bank of any of the agreements, covenants or conditions of this Agreement.

§11.   Assignment.

This Agreement is based on the personal services of Employee and his rights and obligations hereunder shall not be assignable by Employee. The rights and obligations of Citizens Bank under this Agreement shall inure to the benefit of and shall be binding upon Citizens Bank, and Employee hereby consents to the assignment of this Agreement, without releasing Citizens Bank from its obligations hereunder, to (i) any parent or subsidiary of Citizens Bank, or (ii) any entity owned, directly or indirectly, in whole or in part, by any shareholder of Citizens Bank.

IN WITNESS WHEREOF, the parties have executed this Agreement on the ate first set forth above.

EMPLOYEE		COMPANY
The Citizens Bank of Logan

/s/John E. Demmler		By:	/s/ Bryan K. Starner

Date:	2-10-11	Bryan K. Starner, Pres/CEO
(Print Name and Title)

2/4/11
(Date)

MUTUAL CONFIDENTIALITY AGREEMENT

THIS AGREEMENT made this 1st day of February, 2011, by and between The Citizens Bank of Logan, an Ohio banking corporation having its principal offices at 188 West Main Street, Logan, Ohio 43138 (the “Bank”), and John Demmler, an individual having an address at Logan, Ohio 43138 (Demmler). As used in this Agreement, “Parties” shall refer to the Bank and Demmler collectively, and “Party” shall refer to the Bank and Demmler individually.

WITNESSETH:

WHEREAS, the Parties desire to enter into negotiations regarding the potential employment of Demmler by the Bank (the “Negotiations”); and

WHEREAS, in connection with the Negotiations, Demmler may receive certain non-public or confidential information regarding the Bank and its affiliates, including, without limitation, information relating to the management, operation, financial condition and/or regulation of the Bank and its affiliates (collectively, “Confidential Information”); and

WHEREAS, as a condition to furnishing any Confidential Information to Demmler, the Bank is requiring that Demmler agree to keep such Confidential Information confidential; and

WHEREAS, as a condition to entering into the Negotiations, Demmler is requiring that the Bank agree to keep the Negotiations (including the existence thereof) confidential;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

1.     Demmler agrees to maintain as confidential any and all Confidential Information furnished to him/her by the Bank or its representatives, including, without limitation, its directors, officers, employees, agents, accountants, consultants, counsel, advisors and regulators (collectively, “Representatives”), and shall not disclose such Confidential Information to any other person; provided, however, that the obligation to maintain the confidentiality of such Confidential Information shall not extend to information which (i) is or becomes generally available to the public other than as a result of a disclosure by Demmler (ii) is or becomes available to Demmler from a source other than the Bank or its Representatives, provided that such source is not, and was not, bound by a confidentiality agreement with the Bank or its Representatives, or (iii) was available to Demmler on a nonconfidential basis prior to disclosure.

2.     Notwithstanding any provision of this Agreement to the contrary, if Demmler is requested or required in a judicial, administrative or governmental proceeding to disclose (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) any Confidential Information contemplated by this Agreement, Demmler agrees to provide the Bank with Prompt written notice of such request and all related proceedings so the Bank may seek an appropriate protective order or take any other action. If, as a result of any such request or requirement, Demmler is compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or other censure or penalty, Demmler may disclose only that portion of the Confidential Information which he/she is advised by legal counsel in writing is legally required to be disclosed, (ii) shall use his/her best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information, and (iii) shall not be liable for such disclosure if Demmler complies with the notice provision of this paragraph, unless such disclosure was caused by, or resulted from, a previous disclosure by Demmler not permitted by this Agreement.

3.     In the event that the Negotiations do not result in the employment of Demmler by the Bank, upon the request of the Bank, Demmler shall promptly deliver to the Bank all Confidential Information in his/her possession or control, without retaining any copy whatsoever. In the event such a request is made, Demmler shall deliver to the Bank a certificate signed by him/her certifying that all such Confidential Information has either (i) been delivered to the Bank or (ii) been destroyed.

4.     Without the prior written consent of Demmler the Bank agrees that, until Demmler is employed by the Bank, it will not, and will direct its Representatives not to, disclose to any person the fact that the Negotiations are taking place or any of the terms, conditions or other facts with respect to the Negotiations.

5.     Each Party agrees that money damages would not be an adequate remedy for any breach of this Agreement and that each Party is entitled to specific performance and injunctive relief in the event of any breach of the provisions of this Agreement and that such Party shall not oppose the granting of such relief. Such remedies shall not be deemed to be the exclusive remedies for the breach off this Agreement, but shall be in addition to all other remedies available at law or in equity.

6.   This Agreement shall inure to the benefit of each Party and shall be enforceable by each Party and its respective successors and assigns. This Agreement and any portion or provision hereof may be modified or waived only by an express written modification or waiver signed by the Parties. A Party’s failure or delay to exercise any right, power, or privilege (collectively, “Rights”) under this Agreement shall not operate as a waiver of such Right. A Party’s single or partial exercise of any Right shall not preclude any further exercise of that Right or any other Right.

7.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio. This Agreement may be executed in counterparts. Any judicial proceeding brought against a Party regarding any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Ohio. By execution and delivery of this Agreement, each Party accepts the exclusive jurisdiction of such courts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or any matter related hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Mutual Confidentiality Agreement to be executed on the day and year set forth in the first paragraph above.

/s/ John E. Demmler	THE CITIZENS BANK OF LOGAN
John Demmler

/s/ Bryan K. Starner
By: Bryan K. Starner
Title: President